CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders

Green Century Funds:

We consent to the use of our reports dated September 24, 2010, for the Green Century Balanced Fund and the Green Century Equity Fund (collectively the “Funds”), as of July 31, 2010, incorporated herein by reference and to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” and “Independent Registered Public Accounting Firm” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information.

Boston, Massachusetts

November 23, 2010